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                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into
as of this   day of       , 1998 by and between AMERITRUST HOLDINGS, INC., a
Florida corporation (the "Company") and LARRY SCHWARTZ ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee is experienced in the development, marketing and operating a mortgage banking company, and

         WHEREAS, the Company desire to retain, engage and employ Employee and Employee desires to be so retained, engaged and employed by the Company in the capacity of President upon the terms and conditions set forth in this Agreement, and

         WHEREAS, Employee by reason of the nature of Employee's duties and responsibilities will be provided access to the Company's confidential and proprietary information which the Company and its parent, Finantra Capital, Inc. desires to maintain confidential.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained here, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The above and foregoing recitals are true and correct and are incorporated herein.

2. Relationship of the Parties: The Company hereby employs, hires and engages Employee as its President and the Employee hereby accepts and agrees to such hiring, engagement and employment subject to the supervision and pursuant to the orders, advice and discretion of the Company's Board of Directors. The

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         Employee shall also perform such other duties as are customarily performed by one holding such position in other, same or similar businesses as that engaged in by the Employer.

3. Duties" During the term of the Employee's employment, the Employee shall be responsible for the development, refinement and implementation of the Company's mortgage programs and the compliance of such programs with governmental laws, rules and regulations. The Employee shall work on a full-time basis and carry out his employment in a good and professional manner and to the reasonable satisfaction of the Company's Board of Directors.

4. Term: The term of the Employee's employment shall be for a term of five (5) years commencing upon the execution of this Agreement and subject to the termination provisions set forth in this Agreement, provided however, that the term of this Agreement shall be automatically extended for an additional one (1) year term unless the Company or Employee gives written notice to the other no later than thirty (30) days prior to the expiration of any term electing to decline such extension.

5.       Compensation:

         5.1 The company covenants and agrees that in consideration of the services performed and to be performed hereunder, it will pay to employee, during the term of Employee's employment under this Agreement, at the Company's regular and customary intervals for payment of compensation to employees, but not less than twice per month, an annual base salary in the sum of $75,000.00 during the first three years of this Agreement. Commencing in the fourth employment year and each year thereafter, the

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                  Employee shall be entitled to an annual increase in salary in the sum of $5,000.00 per year.

         5.2 Override Commissions: Employee shall be entitled to an override commission on each residential mortgage transaction made by Employer in an amount equal to 4% of the gross revenues derived by employer and all mortgage related companies. Gross revenue shall consist solely of the income derived from original fees, loan discount fees, par-plus or service release premiums. Commissions shall be paid monthly within fifteen (150) days following the close of the month in which the commission was earned and received.

         5.3 Bonus: The Employee during the term of his employment shall be entitled to a bonus equal to ten (10%) percent of the Company's pre-tax net profit. The employee's bonus shall be monthly, within fifteen (15) days of the end of the previous month. Any overpayment shall be repaid to the Company by the Employee. The Bonus funds received by the Employee shall be used to amortize and pay his outstanding debts due Internal Revenue Service and others. *

6. Benefits: The Employee shall be entitled to the following benefits during the period of his employment hereunder:

         6.1 Employee shall be entitled in accordance with the Company's general policies for executives to participate in health, casualty, disability and life insurance programs and any other benefits as are made available from time to time by the Company to other employees or executives.

* The Bonus funds described in this paragraph shall be used in full to amortize and pay the Employee's liability on the monies owed to Jack Schwartz on the Promissory Notes having an outstanding balance as of the date hereof in the sum of $126,000.00; to the Internal Revenue Service in an amount to be negotiated for unpaid payroll taxes which accrued by SunTrust Financial Corp. and the monies due Bruce Lazarus and Larry Sazant and Ameritrust Holdings, Inc. in the amount of $117,000.00. Upon payment in full of the obligations described herein the bonus payable to Employee pursuant to this section 5.3 shall cease and no longer be payable.

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         6.2      During the term of his employment the Employee shall be
                  entitled to reimbursement of all reasonable expenses actually paid or incurred by Employee in the course of an pursuant to the performance of his duties hereunder. Any single expense in excess of Five Hundred and 00/100 ($500.00) Dollars shall be verbally approved in advance by the Board Chairman or other person designated by the Company to approve such expenditure.

         6.3 Employee shall be entitled to two (2) weeks paid vacation in any twelve (12) month period during the term of this Agreement. Paid vacation shall be prorated in any calendar year during which the employee is employed under this Agreement for less than an entire year. The Employee shall also be entitled to all paid holidays given by the Company to its executives or employees. In the event any annual accrued vacation time is unused at the conclusion of a calendar year, the unused time may be carried over into the next calendar year or years until utilized.

         6.4 Car Allowance: Employee shall receive a monthly car allowance in the sum of $500.00 per month for the use of his automobile on Company business. The Company agrees to reimburse fuel, maintenance, and automobile insurance for employee. Employee acknowledges liability coverage of not less than $300,000.00.

         6.5 The Employee shall have annual five (5) sick days, which if not used in any year shall be non-cumulative.

         6.6 The Company shall reimburse Employee for his cellular phone charges and his business telephone line installed in his home.


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7.       Incentive Stock Option Program: Employee shall be entitled to participate in the Incentive Stock Option program of the Company's parent, Finantra Capital, Inc. on an annual basis beginning with the calendar year January 1, 1999. The number of incentive stock options distributable by the Company to the Employee will be based upon the Company's annual net pre-tax income as follows:

                  If the Net Pre-Tax Income of the Company is in excess of:

                      NET PRE-TAX INCOME       ISO GRANT
                               500,000            25,000
                               750,000            50,000
                             1,000,000            75,000
                             1,250,000           100,000
                             1,500,000           125,000
                             1,750,000           150,000
                             2,000,000           175,000
                             2,250,000           200,000

                  Notwithstanding the above distribution schedule, should the Company achieve net pre-tax income in the calendar year 1999 of at least $250,000.00, Employee shall be granted 50,000 ISO's. This exception to the distribution schedule shall only apply to the calendar year 1999.

                  The Incentive Stock Option Program shall be funded with common shares of the Company's parent, Finantra Capital, Inc. The ISO's shall have a vesting period of six months and an exercise period of eighteen (18) months from the date of issuance. The exercise price of the options shall be equal to the closing price of the stock on the date of issuance multiplied by 65%. Payment shall be due in full upon the exercise of the option by the Employee.


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8.       Disability: In the event that Employee shall become incapacitated by reason of mental or physical disability during the term of his employment such that he is prevented from performing his principal duties and services hereunder for a period of sixty (60) consecutive days or for shorter periods aggregating ninety (90) days during any twelve (12) month period, the Company thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to the Employee or his legal representative and thereupon his employment shall hereunder immediately terminate. Upon such termination Employee shall be entitled to receive and shall be paid by the Company his salary in effect on the date of termination paid at the Company's regular and customary intervals for the payment of salaries for the lesser of three (3) months or the remaining terms of this Agreement. In addition, during such period, Employee shall continue to receive his benefits described in this Agreement as in effect at the date of termination. Immediately following the expiration of such applicable period the employee shall no longer be entitled to further Company benefits. The employee agrees to accept the payments described herein I full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee or the Company otherwise than under this Agreement.

9.       Termination:

         9.1 Cause: The Company shall have the right to terminate the employment of Employee hereunder at any time for cause [as used herein, "cause"] if:

                  9.1.1 Employee shall be convicted by a court of competent and final


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                           jurisdiction of any crime [whether or not involving
                           the Company] which constitute a felony in the jurisdiction involved or otherwise commit acts of moral turpitude in such a manner as to adversely reflect upon the reputation of the Company; or

                  9.1.2. Employee shall commit any act of embezzlement or similar material dishonest and injurious conduct against the Company; or

                  9.1.3. Employee shall demonstrate reckless disregard or grossly negligent and injurious conduct in connection with the performance of, or a gross disregard for, his duties and responsibilities under, or assigned pursuant to this Agreement; or

                  9.1.4. In the event, commencing four months following the Commencement date of this Agreement, the net monthly sales volume of the Company is less than 75% of the Company's projected sales goals per month as set
                           forth on Exhibit   attached hereto in any consecutive
                           three month period, or the net annual sales volume is less than 75% of the Company's annual projected sales.

                  9.1.5. Employee is in material default in the performance of his obligations, services or duties under this Agreement and such default continues for a period of fifteen (15) days after written notice to Employee.

         9.2 Mutual Agreement: Company and Employee may mutually agree to terminate this Agreement.

         9.3 In the event that the employment of Employee shall be terminated by the Company, Employee shall be entitled to receive his salary then in effect through the date of such termination. Employee shall

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                  accept the payments pursuant to this paragraph in full
                  discharge and release of the company of and from any further obligations under this Agreement. Nothing contained in this paragraph shall constitute a waiver or release by the Company of any rights or claims it may have against the employee, including, but not limited to, any claims or rights pursuant to the provisions set forth in this Agreement.

10. Best Efforts of Employee: The Employee agrees that employee will, at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the express and implicit terms hereof, to the reasonable satisfaction of the Company and its Board of directors. It is understood that the Employee must devote his full time and effort to the business of the Company and may not render the same or similar services or duties during the term hereof to a business which is the same or similar to that of the Company.

10.B.    Employer's Covenant.

         The corporation (parent company) will assist Mr. Schwartz in performance of his duties through employment of appropriate staff of employees and professionals and sufficient working capital to reach the corporation business objectives.

11. Employee's Limitations on Ability to Make Company Commitments: The employee shall have the legal authority to enter into contracts and commitments for and on behalf of the Company. However, the Employee shall not enter into any contract or commitment on behalf of the Company which would violate the parameters of the Company's underwriting guidelines or be in derogation of the express requirements of the Company's credit committee with respect to any loan made

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         by the Company or an expense in excess of One Thousand ($1,000.00)
         Dollars for non-business related expenditures without the express written consent of the Company's Board of Directors or the Company's Credit Committee.

12. Trust Funds: All money belonging to the Company which comes into the possession of Employee shall be received by Employee in trust for the Company and Employee shall immediately deliver said funds to the Company for deposit. All of such funds shall be considered "Trust Funds."

13. Covenants, Representations and Warranties of Employee: The Employee represents and warrants to the Company as follows:

         13.1 Employee has the power and authority to enter into this Agreement and perform its duties hereunder.

         13.2 Employee shall use his best efforts to comply with all laws, regulations, rules and ordinances pertaining to the Company's business.

         13.3 Employee shall weekly, or at such other interval designated by the company, deliver to the Chairman of the Board of the Company and its parent, activity reports which shall identify all clients and financial activity of the company in forms prescribed by the company.

14.      Restrictive Covenants:

         14.1 Employee recognizes and acknowledges that as a consequence of his duties hereunder, Employee will be provided access to or will come in contact with confidential information of or regarding the Company and its parent, Finantra Capital, Inc., from time to time. Accordingly, Employee agrees that he will not, during or after the term of his employment except with prior written consent of the Company, disclose any confidential

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                  information relating to the Company or its Parent. The
                  provisions of this section shall not apply to information which Employee is required to disclose bylaw or by order a court of competent jurisdiction, but only to the extent required by law or by order and when reasonably possible, only if Employee shall give the Company prior notice of such intended disclosure so that the company has the opportunity to seek a protective order if it deems such appropriate.

         14.2 As used in this Agreement, "confidential information" shall mean and include studies, plans, reports, records, promotional materials, agreements, memoranda, documents, information related to Company activities, systems, finances, client lists, research data, personnel data, financing sources, and such other related information not of a public knowledge.

         14.3 For so long as the Employee is employed hereunder, Employee shall not engage either as principal, agent or consultant, or through any corporation, firm or organization in which he is or may be an officer, director, employee, shareholder, partner, member or with which he is otherwise affiliated in any business for profit which is engaged in any activity or business similar to that of the Employer.

         14.4     The Employee covenants and agrees that for a period of two
                  (2) years from the date of his termination of employment with the company, either voluntary or involuntary, that he will not directly or indirectly solicit or aid in the solicitation of any company client who has done business with the Company during the period of time that the Employee was in the employ



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                  of the Company. This provision shall apply to Broward and
                  Dade Counties.

         14.5 It is agreed by the Employee that should he violate the provisions of this section, the Company shall have the right to obtain an Order from a court of competent jurisdiction enjoining him from violating any and all of the provisions of this section or of this Agreement and the Company's application for such a writ of injunction shall be deemed without prejudice to any and all other rights, remedies or actions which may accrue in favor of the Company as a result of the Employee's breach of this provision or of the terms of this Agreement. In the event the Company is required to institute any litigation concerning the terms and conditions of this section or of this Agreement, the prevailing party shall be entitled to reimbursement of all reasonable attorney's fees and costs at both the trial and the appellate court level. The Employee further agrees that in the event of litigation venue shall be only be proper in Dade County, Florida.

15. Notices: All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received if delivered personally or by recognized overnight carrier, or three (3) days after being sent if sent by Certified or Registered Mail, postage prepaid, Return Receipt Requested, to the following addresses:



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                  If to the Company:  Ameritrust Holdings, Inc.
                  Attention:          Robert D. Press, Chairman
                                      1100 Ponce de Leon Boulevard
                                      Coral Gables, Florida 33134

                  With a copy to:     Maynard J. Hellman, Esquire
                                      1100 Ponce de Leon Boulevard
                                      Coral Gables, Florida 33134

                  If to the Employee: Larry Schwartz

                                      -------------------------------

                                      -------------------------------

                  Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

16.      Miscellaneous Provisions:

         16.1 Captions and Paragraph Headings. Captions and paragraph headings contained in this Contract are for convenience and reference only and in no way define, describe, extend or limit the copy or intent of this Contract nor the intent of any provision hereof.

         16.2 Counterparts: This Contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Contract.

         16.3 Binding Effect: This Contract shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, under no circumstances shall this Contract be assignable by Employee.

         16.4 Entire Agreement: This contract constitute the entire understanding agreement between the parties and may not be changed, altered or


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                  modified, except by an instrument in writing signed by all parties against whom and enforcement of such Contract would be sought. In the event any provision of this Contract shall be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision, shall be given its nearest legal meaning or be construed or deleted as such authority determines. The remainder of this Contract shall be construed to be in full force and effect. This Contract shall not be modified unless said modification is in writing and signed by the party to be charged.

         16.5 Governing Law and Venue: This Contract shall be construed and interpreted according to the laws of the State of Florida, Venue for any litigation hereunder shall be in Dade County, Florida.

         16.6 Joint Preparation: The preparation of this Contract has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

         16.7 Attorney's Fees: In the event of any litigation arising out of or relating to this Contract, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorney's fees and costs at the trial and appellate court level.



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